Exhibit 10.47

FIRST AMENDMENT TO

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This First Amendment to Chief Executive Officer Employment Agreement ("First Amendment") is entered into as of the date fully executed as set forth below, by and between Callaway Golf Company, a Delaware corporation (the "Company") and George Fellows ("Employee").

A. The Company and Employee are parties to that certain Chief Executive Officer Employment Agreement entered into as of July 29, 2005 (the "Agreement").

B. The Company and Employee desire to amend the Agreement pursuant to Section 10(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Employee agree as follows:

1.	Section 4(a) of the Agreement is amended to read as follows:

“(a) Base Salary. Effective March 5, 2007, the Company agrees to pay Employee a base salary at the rate of $875,000 per year (prorated for any partial years of employment), payable in equal installments on regularly scheduled Company pay dates.”

2.	Section 4 of the Agreement is further amended to add a new subsection (d) as follows:

“(d) To assist Employee with travel expenses not otherwise reimbursable under the Company’s policies, Employee shall receive a one-time payment in the amount of $66,500, which payment shall be made on April 20, 2007 or within 15 days thereafter.”

3.	But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the dates set forth below.

EMPLOYEE	COMPANY Callaway Golf Company, a Delaware corporation

By:
George Fellows		Samuel H. Armacost, Chair, Compensation and Management Succession Committee

Dated:	Dated: